EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Additional Information, Contact at (214) 981-5000:
Laurence E. Hirsch, Chairman and Chief Executive Officer
Leldon E. Echols, Executive Vice President and Chief Financial Officer
Matthew G. Moyer, Vice President-Investor Relations

CENTEX REPORTS RECORD SECOND QUARTER RESULTS
Revenues Rise 26%, Net Earnings Grow 61%
Home Building Backlog up 35% to $3.9 Billion

     (DALLAS, TX October 21, 2003): Centex Corporation (NYSE: CTX) today reported the highest net earnings and homes sales for any second quarter in company history.

Highlights of the quarter ended September 30, 2003 included:

•	Net earnings of $2.88 per diluted share, up 57% vs. same quarter last year

•	Home closings up 19% and home sales up 11% vs. same quarter last year

•	Home Building operating margin improvement of 210 basis points vs. same quarter last year

•	Dollar value of Home Building backlog rose 35% to $3.9 billion vs. same quarter last year

•	EPS guidance for FY 2004 increasing to a range of $11.00 to $11.25 per share

•	Repurchased 493,300 shares of common stock in quarter at an average price of $73.94

     Net earnings for the quarter ended September 30, 2003, the second quarter of fiscal 2004, were $186,129,000, a 61% gain over last year’s quarterly net earnings of $115,609,000. Diluted earnings per share of $2.88 for the quarter this year were 57% higher than diluted earnings per share of $1.83 for the same quarter in fiscal 2003. Consolidated revenues for the quarter this year were $2,583,124,000, a 26% increase over $2,044,114,000 for the same quarter a year ago.

     Centex’s net earnings for the first six months of fiscal 2004 were $328,919,000, a 62% gain over $203,364,000 for the same period in the prior fiscal year. Diluted earnings per share of $5.12 for this year’s six-month period were 60% higher than $3.21 per diluted share for the same period a year ago. Revenues for the first six months of fiscal 2004 totaled $4,899,842,000, 27% higher than $3,855,527,000 for the same period in fiscal 2003.

     Through its subsidiaries, Dallas-based Centex ranks as one of America’s premier companies in the Home Building, Financial Services, Home Services and Construction Services industries. Centex also has an Investment Real Estate operation and is the majority owner of a publicly held construction products company.

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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 2 of 6

     “We are pleased with the continued strong performance and the resulting value we are creating for our shareholders while at the same time focusing our portfolio of businesses,” commented Larry Hirsch, Centex Corporation Chairman and CEO. “The shares of our first spin-off, Cavco Industries, have been performing very well, and we remain on-track to complete the Centex Construction Products spin-off by the end of this calendar year. As we look forward, our focus will be to commit our available capital to Centex Homes and to continue our impressive organic growth track record in each of our operations.”

     “The results for the first six months of fiscal year 2004 for Centex Corporation were impressive and the outlook for the balance of the fiscal year is even better,” said Tim Eller, President and COO of Centex Corporation. “We have confidence in this outlook due to our ‘homegrown’ organic growth model that provides our business units with the operational flexibility to meet customer demand on a broad geographic basis in a wide variety of macro-economic environments.”

     “We have again achieved tremendous operating results for the second quarter and the first half of this fiscal year and opportunistically lowered our cost of debt,” noted Lel Echols, Executive Vice President and CFO. “Our recent $300 million 10-year note offering achieved the quickest execution and tightest spreads in the history of our company, yielding 5.125%. Based on the strength of the first and second quarters and the outlook for the remainder of the fiscal year, we are raising our earnings guidance for fiscal 2004 from $10.25 to $10.75 per diluted share to a range of $11.00 to $11.25.”

HOME BUILDING

     Operating earnings from Centex Homes were $205.8 million for the quarter this year, 63% higher than $126.6 million for the same quarter a year ago. Centex Homes operating margin of 12.0% for this year’s quarter rose primarily due to continued cost reductions, pricing power and overhead leverage. Revenues from Centex Homes were $1.71 billion for the quarter this year, a 33% gain over revenues of $1.28 billion for the same quarter a year ago.

     Operating earnings from Centex Homes were $362.4 million for the six-month period this year, 60% higher than $226.9 million for the year-ago period. For the current six months, revenues from Centex Homes were $3.2 billion, 35% higher than revenues of $2.4 billion for the same period in fiscal 2003.

     “We are particularly pleased by our strong organic top line growth and operating margin expansion during the quarter,” said Andy Hannigan, Chairman and CEO of Centex Homes. “The solid sales growth rates and margin improvement, coupled with our record backlog and land position, should enable us to continue our track record of delivering outstanding results.”

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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 3 of 6

FINANCIAL SERVICES

     Operating earnings from Financial Services for the second quarter this year were $76.5 million, before a $21.6 million charge to net earnings for the cumulative effect of an accounting change discussed below, up 109% from the same quarter last year. Revenues from this segment were $290.6 million for the quarter this year, 42% higher than $204.8 million for the same quarter last year.

     Financial Services operating earnings for the six-month period this year (before the cumulative effect) were $142.1 million, 133% above earnings of $60.9 million for the year-ago period. For the current six months, Financial Services revenues were $557.4 million, 45% above last year’s revenues for the same period.

     As previously disclosed and anticipated, during the second quarter of fiscal year 2004 Centex Corporation consolidated the company’s mortgage funding facility, Harwood Street Funding-I (HSF-I), pursuant to the provisions of Financial Accounting Standards Board Interpretation No. 46-Consolidation of Variable Interest Entities (FIN 46). Centex’s net earnings for the second quarter include a $21.6 million charge, $13.3 million after taxes, or $0.21 per share, for the cumulative effect attributable to the consolidation of HSF-I.

CTX Mortgage Company

     Operating earnings from CTX Mortgage Company and related companies totaled $60.6 million (before the cumulative effect discussed above) for this year’s second quarter versus $25.2 million for the same quarter a year ago. Originations grew 31% primarily due to the continued strong refinancing activity in the quarter. Refinanced mortgages accounted for 45% of originations for the quarter this year compared to 42% for the same quarter last year and 51% in this year’s first quarter. CTX Mortgage’s “capture” rate of Centex Homes’ buyers was 73% for the quarter this year, approximately the same as last year.

     Operating earnings from CTX and related companies were $108.7 million for the six-month period this year (before the cumulative effect) compared to $40.1 million for the same period a year ago.

     “While interest rates still remain attractive, recently the mortgage industry as a whole has seen a dramatic drop in refinance business. CTX is well positioned as we did not add significant additional overhead during this past refinance market and have recruited over 200 commissioned loan officers to our existing network over the past twelve months,” said John Matthews, Chairman and CEO of CTX Mortgage. “The combination of continued growth of our core Centex Homes business, along with a greater retail loan officer presence and timely repositioning of our salaried infrastructure, has made CTX well positioned for the strong purchase market.”

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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 4 of 6

Centex Home Equity Company

     Centex Home Equity Company (CHEC) reported operating earnings of $15.9 million for the quarter this year compared to operating earnings of $11.7 million for the same quarter in fiscal 2003. The portion of CHEC’s loan servicing portfolio on which it earns an interest margin under the “Portfolio Accounting Method” has reached $5.6 billion and continues to grow.

     “Centex Home Equity’s record loan volume in the second quarter reflects our continued success using diverse organic origination channels to maximize quality growth,” said Tony Barone, President and CEO of Centex Home Equity Company. “The recent opening of our second direct sales center in Tempe, AZ supports our ongoing retail focus, further enabling CHEC to solidify its standing as a premier non-prime retail mortgage lender.”

CONSTRUCTION SERVICES

     Operating earnings from Construction Services were $4.6 million for the quarter this year, versus $9.2 million for the same quarter in fiscal 2003. The operating margin was 1.2% this year versus 2.3% for last year’s second quarter. Revenues from this segment were $386.6 million for the quarter this year, essentially the same as last year’s second quarter.

     Construction Services received $590 million of new contracts for the quarter this year, a 276% increase over $157 million of new contracts received in the year-ago quarter. The backlog of uncompleted construction contracts at September 30, 2003 was $1.6 billion, 13% less than the contract backlog reported at September 30, 2002. The commercial construction environment remains challenged, but is showing solid signs of rebound.

     “Although the commercial construction industry remains below its peak levels of a few years ago, Centex Construction Services is encouraged by the promise of increased activity and a total of $850 million in new contracts signed in the last six months,” offered Robert C. Van Cleave, Chairman, President, and CEO of Centex Construction Group. “This equals our total for new contracts for our entire fiscal year 2003 and places our current backlog at a sound level as we enter a period of new strategic growth in our core geographic and vertical markets.”

INVESTMENT REAL ESTATE

     For the quarter ended September 30, 2003, Centex’s Investment Real Estate operation, through which all investment property transactions are reported, posted operating earnings of $32.4 million, significantly more than the $5.9 million reported for the same quarter last year. The results from Investment Real Estate were affected primarily by robust property sales during the quarter this year and also from improved earnings from Fairclough Homes. Property sales during the balance of the year will be substantially smaller, reflecting the ongoing depletion of the commercial and industrial projects.

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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 5 of 6

     London, England-based Fairclough Homes, which is owned by Centex Development Company, L. P., closed 379 homes during the second quarter of fiscal 2004 versus 383 units for the same quarter last year. Fairclough reported operating earnings of $6.4 million this quarter versus $4.2 million in the same period a year ago. For the six-month period this year, Fairclough had operating earnings of $11.2 million, substantially more than the $3.8 million in last year’s first six months.

CONSTRUCTION PRODUCTS

     Operating earnings for Centex Construction Products, Inc. (CXP) were $29.6 million for the quarter this year, an increase of 11% compared to $26.7 million for the same quarter last year. The increase resulted from higher gypsum wallboard volumes, partially offset by lower prices at both the cement and wallboard operations. Revenues from CXP were $154.8 million for the quarter this year, 14% higher than $136.0 million last year.

     CXP’s operating earnings for the six months this year were $52.5 million, 4% lower than the $54.5 million posted in last year’s first half. Revenues from CXP were $298.9 million for the six-month period this year, 13% higher than $264.8 million for the same period a year ago.

     As previously announced on July 21, 2003, Centex Corporation intends to spin off its interest in Centex Construction Products, Inc. (NYSE: CXP) to Centex shareholders. It is anticipated that the tax-free spin-off will be completed in December 2003. Centex believes that the spin-off of CXP will benefit both companies because, among other considerations, it will eliminate competition for capital between CXP and the other businesses of Centex, as well as allow the management of each company to focus on the opportunities and challenges specific to their respective business. Based on CXP’s closing price of $50.19 and the effect of CXP’s special $6 per share dividend to its shareholders, the CXP shares to be distributed have a value of approximately $529 million, or $8.57 per share of Centex common stock. The impact of the spin-off on Centex’s earnings is estimated at approximately $0.15 per share for the quarter beginning January 1, 2004. The actual value of this dividend will be determined at the time of the spin-off.

OTHER

     Home Services reported an operating loss of $1.2 million for the quarter this year versus an operating loss of $1.0 million for the same quarter in fiscal 2003, as it continues to focus on its strategy of growing its pest defense business. Revenues for this segment were $19.3 million for this year’s quarter versus $26.3 million for the same quarter last year due to the reduction in revenues from the chemical lawn care business, which Centex sold in August 2002.

     Centex’s manufactured homes unit, Cavco, was successfully spun out to shareholders on June 30 of this year. Results from Cavco and the other manufactured housing related businesses are presented in Centex’s statement of earnings as discontinued operations.

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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 6 of 6

OUTLOOK

     Based on the strength of the homebuilding operations and its record backlog, as well as the execution of the organic growth strategy at the other business units, Centex is increasing its earnings per diluted share guidance to a range of $11.00 to $11.25 for fiscal 2004. This revised earnings guidance takes into consideration the impact of the proposed spin-off of CXP. Achievement of this level of earnings will result in an eighth consecutive record year for Centex.

     Centex’s senior management will conduct a conference call to discuss the second quarter financial results, as well as its outlook for the remainder of fiscal 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, October 22. The conference call, accompanied by a slide presentation, will be webcast simultaneously on the Centex Web site at http://www.centex.com. A replay of the call, as well as the presentation, will be archived on that site for one year.

# # #

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, each of which is filed with the Securities and Exchange Commission.

NOTE ATTACHMENTS:
(1) Revenues and Earnings by Lines of Business (Quarter and Six Months)
(2) Condensed Consolidated Balance Sheets
(3) Condensed Consolidated Cash Flows
(4) Supplemental Home Building Data—Margins and Lot Position
(5) Supplemental Home Building Data—Housing Activity by Geographic Area
(6) Supplemental Home Building Data—Housing Activity Dollar Values by Geographic Area
(7) Supplemental Financial Services Data
(8) Supplemental Construction Products Data
      Supplemental Construction Services Data

Attachment 1

Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(dollars in thousands, except per share data)

	Quarter Ended			Six Months Ended
	September 30,			September 30,
	(unaudited)			(unaudited)

	2003	2002 (C)	Change	2003	2002 (C)	Change

Revenues
Home Building	$1,709,139	$1,282,316	33%	$3,213,632	$2,387,831	35%
Financial Services	290,551	204,819	42%	557,411	385,359	45%
Construction Products	154,798	135,993	14%	298,887	264,768	13%
Construction Services	386,629	391,740	(1%)	762,384	752,461	1%
Investment Real Estate	22,673	2,992	658%	25,418	9,635	164%
Other	19,334	26,254	(26%)	42,110	55,473	(24%)

Total	$2,583,124	$2,044,114	26%	$4,899,842	$3,855,527	27%

Operating Earnings
Home Building	$205,832	$126,599	63%	$362,441	$226,865	60%
Financial Services	76,502	36,575	109%	142,101	60,881	133%
Construction Products	29,623	26,743	11%	52,502	54,475	(4%)
Construction Services	4,560	9,201	(50%)	9,119	17,281	(47%)
Investment Real Estate	32,427	5,936	446%	37,105	9,333	298%
Other	(876)	(1,223)	28%	(2,449)	(3,428)	29%

Total Operating Earnings	348,068	203,831	71%	600,819	365,407	64%
Corporate General Expenses	(22,473)	(14,447)		(41,705)	(27,081)
Interest Expense	(17,403)	(16,529)		(34,367)	(31,863)
Minority Interest in Construction Products	(10,090)	(8,501)		(17,575)	(17,383)

Earnings from Continuing Operations Before Income Taxes	298,102	164,354	81%	507,172	289,080	75%
Income Taxes	(98,504)	(49,358)		(165,240)	(86,814)

Net Earnings from Continuing Operations	199,598	114,996		341,932	202,266
Earnings (Loss) from Discontinued Operations (A)	(209)	613		247	1,098
Cumulative Effect of Accounting Change (B)	(13,260)	—		(13,260)	—

Net Earnings	$186,129	$115,609	61%	$328,919	$203,364	62%

Earnings Per Share — Basic
Earnings per Share — Continuing Operations	$3.23	$1.89	71%	$5.56	$3.30	68%
Earnings per Share — Discontinued Operations	—	0.01		—	0.03
Earnings per Share — Cumulative Effect	(0.21)	—		(0.21)	—

Earnings Per Share — Basic	$3.02	$1.90	59%	$5.35	$3.33	61%

Earnings Per Share — Diluted
Earnings per Share — Continuing Operations	$3.09	$1.82	70%	$5.32	$3.19	67%
Earnings per Share — Discontinued Operations	—	0.01		—	0.02
Earnings per Share — Cumulative Effect	(0.21)	—		(0.20)	—

Earnings Per Share — Diluted	$2.88	$1.83	57%	$5.12	$3.21	60%

Average Shares Outstanding:
Basic	61,713,825	60,875,672	1%	61,480,825	61,021,424	1%
Diluted	64,538,437	63,036,290	2%	64,234,505	63,369,784	1%

(A)	Includes the operations spun-off in the Cavco transaction and other discontinued manufactured housing operations.

(B)	Represents the cumulative effect of change in accounting (consolidation of HSF-1)

(C)	Certain prior year items have been reclassified to conform to current period classifications.

Attachment 2

Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services

	September 30	March 31,	September 30	March 31,	September 30	March 31,
	2003	2003	2003	2003	2003	2003

Assets
Cash -
Unrestricted	$90	$470	$79	$455	$11	$15
Restricted	291	172	35	8	256	164
Receivables -
Residential Mortgage Loans Held for Investment	5,619	4,643	—	—	5,619	4,643
Residential Mortgage Loans Held for Sale	1,981	303	—	—	1,981	303
Other Receivables	713	657	535	459	178	198
Inventories -
Homebuilding	4,039	3,413	4,039	3,413	—	—
Land Held Under Option Agreements not Owned	297	—	297	—	—	—
Construction Products and Other	67	74	57	65	10	9
Investments (primarily in CDC)	431	383	888	788	—	—
Property and Equipment, net	666	681	624	639	42	42
Goodwill	305	305	288	288	17	17
Deferred Charges and Other Assets	358	399	88	120	270	279
Assets from Discontinued Operations	6	110	6	110	—	—

	$14,863	$11,610	$6,936	$6,345	$8,384	$5,670

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$1,657	$1,659	$1,370	$1,395	$287	$290
Minority Interest Liabilities	110	—	110	—	—	—
Debt
Non-Financial Services	2,194	2,106	2,194	2,106	—	—
Financial Services	7,638	4,999	—	—	7,638	4,999
Liabilities from Discontinued Operations	—	19	—	19	—	—
Minority Stockholders’ Interest	347	170	345	168	2	2
Stockholders’ Equity	2,917	2,657	2,917	2,657	457	379

	$14,863	$11,610	$6,936	$6,345	$8,384	$5,670

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

**We believe that separate disclosure of the consolidating information is useful because the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 3

Centex Corporation and Subsidiaries
Condensed Consolidated Cash Flows
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services

	For the Six Months Ended September 30,		For the Six Months Ended September 30,		For the Six Months Ended September 30,

	2003	2002	2003	2002	2003	2002

Cash Flows — Operating Activities
Net Earnings	$329	$203	$329	$203	$75	$67
Adjustments -
Depreciation and Amortization	57	48	49	40	9	8
Other Noncash Adjustments	16	51	(87)	(30)	29	5
(Increase) Decrease in Loans Held for Sale	(1,678)	40	—	—	(1,678)	40
Increase in Inventories	(655)	(582)	(654)	(582)	(1)	—
Other Operating Activities	(147)	(83)	(113)	(75)	(59)	(77)

	(2,078)	(323)	(476)	(444)	(1,625)	43

Cash Flows — Investing Activities
Increase in Loans Held for Investment	(1,011)	(575)	—	—	(1,011)	(575)
Other Investing Activities	(29)	(82)	2	29	(7)	(8)

	(1,040)	(657)	2	29	(1,018)	(583)

Cash Flows — Financing Activities
Increase in Short-Term Debt, net	1,894	533	140	138	1,754	395
Issuance (Repayment) of Long-Term Debt, net	834	314	(51)	148	885	166
Other Financing Activities	10	(24)	9	(24)	—	(25)

	2,738	823	98	262	2,639	536

Net Decrease in Cash and Cash Equivalents	(380)	(157)	(376)	(153)	(4)	(4)
Cash and Cash Equivalents at Beginning of Period	470	219	455	192	15	27

Cash and Cash Equivalents at End of Period	$90	$62	$79	$39	$11	$23

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries cash flows.

**We believe that separate disclosure of the consolidating information is useful because the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 4

Centex Corporation and Subsidiaries
Supplemental Home Building Data
(unaudited)

(dollars in millions, except per unit data)

	Quarter Ended September 30,				Six Months Ended September 30,

	2003		2002		2003		2002

HOME BUILDING MARGINS
Revenues — Housing	$1,687.8	100.0%	$1,262.7	100.0%	$3,165.2	100.0%	$2,330.8	100.0%
Cost of Sales — Housing	(1,229.3)	(72.8%)	(941.7)	(74.6%)	(2,331.9)	(73.7%)	(1,740.1)	(74.7%)

Gross Margin — Housing	458.5	27.2%	321.0	25.4%	833.3	26.3%	590.7	25.3%

Revenues — Land Sales & Other	21.3		19.6		48.4		57.0
Cost of Sales — Land Sales & Other	(30.4)		(19.1)		(55.2)		(44.3)

Gross Margin — Land Sales & Other	(9.1)		0.5		(6.8)		12.7

Total Gross Margin	449.4	26.3%	321.5	25.1%	826.5	25.7%	603.4	25.3%
Selling, General & Administrative	(244.9)	(14.3%)	(194.1)	(15.1%)	(466.6)	(14.5%)	(375.9)	(15.7%)
Other Income	1.3	—%	(0.8)	(0.1%)	2.5	0.1%	(0.6)	(0.1%)

Operating Earnings	$205.8	12.0%	$126.6	9.9%	$362.4	11.3%	$226.9	9.5%

Units Closed	6,906		5,788		13,255		10,783
Average Unit Sales Price	$244,393		$218,167		$238,792		$216,156
% Change	12.0%		1.9%		10.5%		1.7%
Operating Earnings per Unit	$29,805		$21,873		$27,344		$21,039
% Change	36.3%		3.6%		30.0%		6.2%
Average Neighborhoods	559		514		558		498
% Change	8.8%		7.1%		12.0%		4.0%

Beginning with the June 30, 2003 quarter, Centex has reflected interest cost relieved from inventory as cost of sales and reclassified certain costs between cost of sales and SG&A. Prior year items have been reclassified to conform to the current period classifications.

LOT POSITION

	As of September 30,

	2003	2002	Change

Lot Owned and Controlled:
Lots Owned	67,671	53,685	26.1%
Lots Controlled	94,287	65,095	44.8%

Total	161,958	118,780	36.4%

Attachment 5

Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Units) by Geographic Area

	Closings

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

Mid-Atlantic	1,248	998	25%	2,362	1,943	22%
Southeast	1,301	1,111	17%	2,427	2,025	20%
Midwest	1,329	1,034	29%	2,553	1,906	34%
Southwest	1,795	1,791	—%	3,526	3,290	7%
West Coast	1,233	854	44%	2,387	1,619	47%

	6,906	5,788	19%	13,255	10,783	23%

	Sales (Orders) Backlog

	As of September 30,

	2003	2002	Change

Mid-Atlantic	2,594	2,045	27%
Southeast	3,446	2,904	19%
Midwest	3,406	2,603	31%
Southwest	3,379	3,108	9%
West Coast	2,419	1,959	23%

	15,244	12,619	21%

	Sales (Orders)

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

Mid-Atlantic	1,360	1,243	9%	2,808	2,485	13%
Southeast	1,478	1,307	13%	3,160	2,614	21%
Midwest	1,414	1,350	5%	3,039	2,416	26%
Southwest	2,382	2,051	16%	4,647	4,037	15%
West Coast	1,405	1,306	8%	2,795	2,476	13%

	8,039	7,257	11%	16,449	14,028	17%

Attachment 6

Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Values) by Geographic Area

	Housing Revenues - Closings
	(dollars in millions)

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

Mid-Atlantic	$339.6	$263.9	29%	$634.3	$502.9	26%
Southeast	284.7	228.0	25%	527.8	419.8	26%
Midwest	278.8	194.3	43%	534.6	362.3	48%
Southwest	280.2	269.9	4%	539.7	497.1	9%
West Coast	504.5	306.6	65%	928.8	548.7	69%

	$1,687.8	$1,262.7	34%	$3,165.2	$2,330.8	36%

	Sales (Orders) Backlog Value
	(dollars in millions)

	As of September 30,

	2003	2002	Change

Mid-Atlantic	$779.3	$647.7	20%
Southeast	897.3	584.1	54%
Midwest	680.8	486.3	40%
Southwest	530.9	475.3	12%
West Coast	995.4	690.4	44%

	$3,883.7	$2,883.8	35%

Attachment 7

Centex Corporation and Subsidiaries
Supplemental Financial Services Data

CTX Mortgage Company

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

Originations Builder	4,734	3,959	20%	9,169	7,337	25%
Retail	21,567	16,076	34%	44,359	28,482	56%

Total	26,301	20,035	31%	53,528	35,819	49%

Applications Builder	6,148	4,853	27%	12,212	9,376	30%
Retail	16,248	19,097	(15%)	41,503	30,493	36%

Total	22,396	23,950	(6%)	53,715	39,869	35%

Loan Volume (in billions)	$4.44	$3.34	33%	$8.99	$5.82	54%

Average Loan Size	$168,800	$166,800	1%	$168,000	$162,600	3%

Operating Profit per Loan	$2,302	$1,258	83%	$2,031	$1,119	82%

CHEC (B & C)

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

Originations	9,588	7,373	30%	18,583	13,732	35%

Applications	85,662	57,737	48%	166,299	107,781	54%

Loan Volume (in billions)	$1.02	$0.60	71%	$1.90	$1.10	73%

Average Loan Size	$106,800	$81,500	31%	$102,300	$80,000	28%

Earnings As a % of Average “Owned” Portfolio	1.19%	1.28%		1.18%	1.27%

Servicing Portfolio:

	As of September 30,

	2003	2002	Change

Number of Loans:
Portfolio Accounting Method	69,751	52,568
Other	11,890	14,832

Total	81,641	67,400	21%

Servicing Portfolio (in billions):
Portfolio Accounting Method	$5.62	$3.80
Other	0.71	0.92

Total	$6.33	$4.72	34%

Attachment 8

Centex Corporation and Subsidiaries

Supplemental Construction Products Data
(volumes in thousands, except Gypsum Wallboard)

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

Cement
Sales Volumes (Tons)	727	677	7%	1,393	1,322	5%
Average Net Sales Price	$66.64	$68.10	(2%)	$66.60	$67.99	(2%)
Gypsum Wallboard
Sales Volumes (MMSF)	621	491	26%	1,207	945	28%
Average Net Sales Price	$83.67	$89.48	(6%)	$83.21	$90.94	(9%)
Paperboard
Sales Volumes (Tons)	68	55	24%	135	111	22%
Average Net Sales Price	$407.69	$405.50	1%	$408.91	$392.40	4%
Concrete
Sales Volumes (Cubic Yards)	224	196	14%	433	371	17%
Average Net Sales Price	$51.95	$53.25	(2%)	$52.44	$54.02	(3%)
Aggregates
Sales Volumes (Tons)	1,275	1,254	2%	2,334	2,498	(7%)
Average Net Sales Price	$5.27	$4.17	26%	$5.25	$4.18	26%

Supplemental Construction Services Data
(dollars in millions)

	Quarter Ended September 30,			Six Months Ended September 30,

	2003	2002	Change	2003	2002	Change

New Contracts	$590	$157	276%	$851	$429	98%

Backlog at September 30,				$1,608	$1,857	(13%)